Exhibit 10.3
FIFTH Amendment to LEASE AGREEMENT
        This Fifth Amendment to Lease Agreement (this “Amendment”) is by and between ARTIS HRA Inverness Point, LP, a Delaware limited partnership (“Landlord”), and Redwood Trust, Inc., a Maryland corporation (“Tenant”), and is dated as of July 23, 2020 (the “Effective Date”).
Recitals
A. MG-Point, LLC, a Colorado limited liability company, predecessor-in-interest to Landlord, and Tenant are the parties to that certain Lease Agreement dated as of January 11, 2013, as amended by that certain First Amendment to Lease dated as of June 27, 2013, as further amended by that certain Second Amendment to Lease dated as of June 23, 2014, as further amended by that certain Third Amendment to Lease Agreement dated as of January 22, 2020 (the “Third Amendment”), and as further amended by that certain Fourth Amendment to Lease Agreement dated as of April 20, 2020 (collectively, the “Original Lease,” as amended hereby the “Lease”).
B. Pursuant to the Lease, Tenant leases from Landlord the space known as Suite 425, containing approximately 21,517 rentable square feet of space, in the building commonly known as “The Point at Inverness,” located at 8310 South Valley Highway, Englewood, CO 80112 (that space, as more particularly defined in the Lease, the “Current Premises”).
C. Landlord and Tenant wish to amend the Lease to reduce the size of the Current Premises and to provide for certain related matters as set forth in this Amendment.
Agreement
Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Incorporation of Recitals; Defined Terms. The foregoing Recitals are incorporated herein as though fully set forth herein. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease. As used in this Amendment, the following terms have the meanings given below:
(a)“Extension Commencement Date” means February 1, 2021.
(b)“New Premises” means the approximately 16,714 rentable square feet located in Suite 425 of the Building, as depicted on Exhibit A, being the Current Premises less the Surrender Premises (as defined below).
(c)“Substantial completion” as used herein means that the Work shall be completed substantially except for minor so-called punch list items or details of construction,

decoration and mechanical adjustments that do not, individually or in the aggregate, interfere (beyond a de minimis extent) with Tenant’s use or occupancy of the New Premises.
(d)“Surrender Premises” means the approximately 4,803 rentable square feet of space that is part of the Current Premises, as depicted on Exhibit A.
(e)“Surrender Premises Effective Date” means January 31, 2021.
(f)“Surrender Premises Giveback Date” means the date on which Tenant shall vacate and deliver to Landlord exclusive possession of the Surrender Premises.
(g)“Surrender Premises Giveback Date Deadline” means December 1, 2020.
1.New Premises; Surrender Premises.
(a)New Premises. As of the Extension Commencement Date, the Premises (as defined in the Original Lease) shall relocate to the New Premises. From and after the Extension Commencement Date, the Lease is amended such that all references in the Lease to the “Premises” shall be deemed to refer to the New Premises only. No retroactive adjustment under the Lease of any sums due thereunder prior to the Extension Commencement Date, including Base Rent, Tenant’s Pro Rata Share of Operating Expenses, and all other rent and charges, shall be made on such decrease in the rentable square footage of the Current Premises prior to the Extension Commencement Date, even though Tenant is required to deliver exclusive possession of the Surrender Premises to Landlord by the Surrender Premises Giveback Date Deadline. Starting on the Extension Commencement Date, Tenant’s Base Rent shall be as set forth in Section 4, below, and Tenant’s Pro Rata Share of Operating Expenses shall be 8.78% (being 16,714 rentable square feet of the New Premises divided by 190,334 rentable square feet of the Building). Landlord represents and warrants Tenant agree that the rentable square footage of the Building and the rentable square footage of the New Premises are measured in accordance with the Building Owners and Managers Association International Method of Measurement - ANSI/BOMA Z65.1 [2010].
(b)Surrender Premises. Not later than the Surrender Premises Giveback Date Deadline, Tenant shall vacate and deliver to Landlord exclusive possession of the Surrender Premises in the order and condition required under the Lease; provided, however, that, notwithstanding anything to the contrary contained in the Original Lease, Tenant shall not be required to remove any Alterations (including any cabling) and related equipment within the Surrender Premises or to otherwise restore the Surrender Premises to its prior condition. From and after the Surrender Premises Giveback Date, Tenant shall surrender all of its right, title and interest in and to the Surrender Premises and agrees that Landlord shall have the right to possession of the Surrender Premises. Except for those matters specifically provided for in this Agreement and which pursuant to the Lease expressly survive its expiration or sooner termination, Landlord hereby releases and discharges Tenant from all of its covenants, duties, debts or obligations whatsoever with respect to the Surrender Premises from and after the Surrender Premises Giveback Date, provided, however, that Tenant shall continue to pay all Base Rent and Tenant’s Pro Rata Share of Operating Expenses as they become due and payable under the Original Lease applicable to the Surrender Premises up until 11:59 p.m. MST on the Surrender Premises Effective Date.
As of 11:59 p.m. MST on the Surrender Premises Effective Date, the surrender of the Surrender Premises shall be deemed effective and the monetary obligations with respect to the Surrender Premises shall be prorated, billed, and payable in the manner provided in the Original Lease, in the same manner as would apply if the Term of the Lease expired on the Surrender Premises Effective Date with respect to the Surrender Premises only, unless expressly provided to the contrary in this Amendment. From and after the Extension Commencement Date, the Lease shall continue in full force and effect for the remainder of the Term, as extended by this Amendment, upon and subject to the terms and provisions of the Lease, and the Surrender Premises shall cease to be a part of the Lease. From and after the Surrender Premises Giveback Date, Tenant shall have no right to possession or use of the Surrender Premises or any options or other rights with respect to the Surrender Premises without written consent from Landlord. If Tenant delivers exclusive possession of the Surrender Premises to Landlord in the condition required under the Lease prior to the Surrender Premises Giveback Date Deadline, Tenant agrees that there will be no retroactive adjustment under the Lease of any sums due hereunder prior to the Surrender Premises Giveback Date.
In the event that Tenant fails to timely vacate and deliver exclusive possession of the Surrender Premises to Landlord as and in the condition required pursuant to this Amendment, then Tenant shall be deemed to be holding over with respect to the Surrender Premises without the consent of Landlord and shall be liable to Landlord for rent at the holdover rate provided in the Original Lease and shall indemnify Landlord against loss or liability resulting from any delay of Tenant in not surrendering the Surrender Premises by the Surrender Premises Giveback Date Deadline, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Surrender Premises and any attorneys’ fees related thereto, and any consequential damages.
Notwithstanding any provision of this Amendment or the Original Lease to the contrary, neither this Amendment nor the acceptance by Landlord of the Surrender Premises shall in any way (a) be deemed to excuse or release Tenant from any obligation or liability with respect to the Surrender Premises (including, without limitation, any obligation or liability under the Original Lease to indemnify, defend, and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Original Lease) which obligation or liability (i) first arises or relates to a date on or prior to the date on which Tenant delivers possession of the Surrender Premises to Landlord in the condition required herein (provided, however, no Rent allocated or allocable to the Surrender Premises shall be due or payable for any period on or after the Extension

Commencement Date, except for any adjustments to Operating Expenses to reflect the actual amount of Operating Expenses for calendar year 2020), or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to the Surrender Premises Giveback Date; or (b) affect any obligation under the Original Lease which, by its terms, is to survive the expiration or sooner termination of the Lease.
2.Intentionally omitted.
3.Base Rent. Effective beginning on the Extension Commencement Date, the following schedule of Base Rent replaces the schedule provided in Section 1.4 of the Original Lease (including amendments thereto as set forth in the Third Amendment):

Period	Annual Base Rent Rate (per rsf)	Monthly Installment of Base Rent
02/01/2021 – 01/31/2022	$20.00	$27,856.67
02/01/2022 – 01/31/2023	$20.50	$28,553.08
02/01/2023 – 01/31/2024	$21.00	$29,249.50
02/01/2024 – 01/31/2025	$21.50	$29,945.92
02/01/2025 – 01/31/2026	$22.00	$30,642.33
02/01/2026 – 01/31/2027	$22.50	$31,338.75
02/01/2027 – 01/31/2028	$23.00	$32,035.17
02/01/2028 – 01/31/2029	$23.50	$32,731.58
02/01/2029 – 01/31/2030	$24.00	$33,428.00
02/01/2030 – 01/31/2031	$24.50	$34,124.42
        For the sake of clarity, this Section 4 replaces all of Section 2(e) of the Third Amendment, other than the change in address for payment of Rent, which provision remains unchanged and in full force and effect.

4.Operating Expenses. Beginning on the Extension Commencement Date, Tenant shall be responsible for its Pro Rata Share of Operating Expenses for the New Premises, which shall be 8.78%. Prior to the Extension Commencement Date, Tenant shall continue to pay its Pro Rata Share of Operating Expenses for the Current Premises, as set forth in the Original Lease. Operating Expenses for 2020 are estimated to be $11.95 per rentable square foot.
5.Signage. Landlord shall provide Tenant, at Landlord’s expense, with directory and suite signage consistent with the signage for the Current Premises. Tenant shall have the right to continue to maintain, repair, and replace its sign panel on the existing monument sign for the Building. Tenant’s right to install signage on the New Monument Sign (as defined in the Third Amendment) and Tenant’s right to exterior signage pursuant to the Signage Opportunity (as defined and set forth in the Third Amendment) are hereby deleted and of no further force or effect; provided, however, in the event that Tenant leases additional space in the Building during the Term of the Lease, Tenant’s right to install signage on the New Monument Sign and Tenant’s right to exterior signage pursuant to the Signage Opportunity shall be reinstated subject to the availability of such signage at such time.
6.Parking. Effective upon the Extension Commencement Date, Tenant shall be allocated a total of sixty-seven (67) parking spaces, with seven (7) of such parking spaces being reserved Covered Parking Spaces and the balance shall be sixty (60) Surface Parking Spaces (the “Parking Allotment”). Reserved Covered Parking Spaces shall be charged a monthly fee at Landlord’s standard parking rates, which, as of the Extension Commencement Date, are $125.00 for each reserved Covered Parking Space per space per month. Tenant’s parking rights shall continue to be subject to the other terms, conditions, and adjustments provided in the Original Lease, except that Section 5 of the Third Amendment is hereby deleted in its entirety. Additionally, subject to availability as determined in Landlord’s sole discretion, Tenant shall have the option to lease up to an additional three (3) Covered Parking Spaces on a month-to-month basis, which spaces shall be part of the Parking Allotment and included in Tenant’s monthly parking fee.
7.Option to Renew. Tenant shall continue to have one (1) option to renew the Lease for the entirety of the Current Premises, on the terms and conditions set forth in the Third Amendment. References in the Third Amendment to the “New Premises” shall refer to the New Premises as defined in this Amendment.
8.Tenant Improvements. Section 6 of the Third Amendment is deleted in its entirety and replaced with the following provisions. For sake of clarity, Tenant shall have no right to receive, and Landlord shall have no obligation to pay, the Landlord’s Allowance as defined in the Third Amendment.
(a)Current Premises. Landlord and Tenant acknowledge that Tenant is presently occupying the Current Premises, having surrendered the Surrender Premises (as defined in the Third Amendment), as required by the Third Amendment.
(b)Drawings. Tenant shall provide Landlord with construction drawings (the “Drawings”) for the improvements to be installed in the New Premises by Tenant (the “Initial Improvements” or the “Work”) prepared by Tenant’s architect. The Drawings shall be subject to Landlord’s approval (not to be unreasonably withheld or delayed), as hereinafter described. Landlord shall give its approval or disapproval (giving reasonably detailed reasons in the case of disapproval) of the Drawings within ten (10) business days after their delivery to Landlord. If Landlord fails to notify Tenant that it approves or disapproves the Drawings within ten (10) business days after receipt by Landlord of such Drawings, then Landlord shall be deemed to have approved the Drawings. Landlord shall cooperate with Tenant by discussing or reviewing the Drawings at Tenant’s request prior to completion of the full, final detailed Drawings in order to expedite the preparation of and the subsequent approval process concerning the Drawings. Notwithstanding anything to the contrary contained herein, Tenant, at Tenant’s sole cost and expense, shall have the right to install and maintain security cameras in the common hallways adjacent to the New Premises.
(c)Permits. No portion of the Work shall be undertaken or commenced by Tenant in the New Premises until all necessary building permits have been applied for and obtained by Tenant or Tenant’s contractor. Tenant acknowledges that: (a) the applicable governmental agencies are not required to issue approvals, permits, or a certificate of occupancy within any specified period of time; (b) the applicable governmental agencies may impose additional requirements as a condition of issuing approvals, permits, or a certificate of occupancy which could cause delays; and (c) that Landlord is not responsible for the length of the period of time taken by applicable governmental agencies, or any delays caused by additional requirements of the applicable governmental agencies, in obtaining such approvals, permits, or a certificate of occupancy. Tenant and/or its contractor shall be solely responsible for filing applications and other necessary documentation for the issuance of all required governmental permits for the construction of the Initial Improvements, and will also obtain final inspection approval, if applicable, or any other final governmental approval of the Initial Improvements that may be required by applicable codes and regulations for the New Premises, upon substantial completion of the Initial Improvements.
(d)Improvements Allowance. The Initial Improvements (as well as installation of Tenant’s own trade fixtures, equipment, and furniture) are to be constructed at Tenant’s expense. Landlord has agreed to provide Tenant with an improvement allowance of up to $250,710.00 (the “Improvements Allowance”), to be applied toward the cost of the Initial Improvements. Up to $83,750.00 of the Improvements Allowance may be used by Tenant for moving, cabling costs, and furniture costs related to the New Premises. Tenant may submit requests for disbursements of the Improvements Allowance not more than monthly. To draw on the Improvements Allowance, Tenant must submit to Landlord a written notice requesting disbursement, together with (i) invoices for all costs included in the request for disbursement; (ii) proof that such costs have been paid, including appropriate lien waivers in a form acceptable to Landlord; and (iii) such other documentation as Landlord may reasonably request. Landlord shall make disbursements from the requested portion of the Improvements Allowance within sixty (60) days following Landlord’s receipt of a proper request for disbursement and Landlord may make such disbursements to Tenant or pay directly to Tenant’s contractors, as agreed to by Landlord and Tenant. Tenant will be responsible for paying the excess of the cost of the Initial Improvements over the Improvements Allowance. In the event the actual cost of the Initial Improvements is less than the Improvements Allowance, Tenant shall not be entitled to any additional Initial Improvements or a rebate or credit against Rent, and the unused portion of the Improvements Allowance shall remain the property of Landlord. If the Initial Improvements to be constructed with the Improvements Allowance have not been substantially completed (as defined herein) on or prior to December 31, 2021, Landlord’s obligation to provide the Improvements Allowance shall terminate and expire and Tenant shall be solely responsible for all costs associated with construction of the Initial Improvements. No disbursement of any part of the Improvements Allowance by Landlord will constitute acceptance of any condition of the Initial Improvements, an approval of any action taken or omission of Tenant or its contractors, subcontractors, and material suppliers, or waive any other rights or claims that Landlord might have at law or in equity. In the event that Landlord does not make disbursement of the Improvements Allowance within sixty (60) days following Landlord’s receipt of a proper request for disbursement, Tenant shall provide a second written notice to Landlord requesting payment within ten (10) business days following Landlord’s receipt of such notice. If Landlord fails to make payment within such ten (10) business day period, Tenant may offset the requested disbursement amount against Rent.
(e)Contractors. All construction will be done through Tenant’s contractors. All contractors used by Tenant shall be approved by Landlord in advance, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord shall give its approval or disapproval (giving reasonably detailed reasons in case of disapproval) of the proposed contractor(s) within three (3) business days after Landlord’s receipt of a written request for approval from Tenant. If Landlord fails to notify Tenant that it approves or disapproves the proposed contractor(s) within the three (3) business day period, then Landlord shall be deemed to have approved the proposed contractor(s); provided, however, that Landlord shall not be deemed to approve any proposed contractor(s) to which Landlord previously expressly disapproved under a prior Tenant request for approval. Tenant shall require all contractors performing work in the New Premises to carry and maintain, at no expense to Landlord, any or all of the following insurance policies as determined by Landlord, written by insurance companies acceptable to Landlord: (a) commercial general liability insurance, which shall name Tenant and Landlord as additional insureds, in such amounts and with such endorsements that Landlord requires; (b) worker’s compensation insurance in such amounts as required by law and covering all persons engaged in the Work; and (c) insurance against such other perils or legal risks and in such amounts as Landlord may require. Upon Landlord’s request, Tenant shall provide Landlord with duplicate original counterparts of any of the insurance policies required by this paragraph.
(f)Construction Supervision. All contractors rendering any service to Tenant must contact Landlord or Landlord’s contractor in advance and obtain permission to provide materials or work to the New Premises, and are subject to Landlord’s supervision, approval, and control of performance, including installation of Tenant’s trade fixtures, equipment, and furniture, in accordance with the terms of this Lease. This provision applies to all work performed in or around the Building, including, without limitation, installation of telecommunications equipment and installations of any nature affecting doors, walls, lighting, electrical connections, the HVAC system, ductwork, woodwork, trim, windows, ceilings, equipment, or other physical portions of the Building.
(i)Tenant may perform the Work at such time as Tenant deems appropriate, both during Ordinary Business Hours and at other times, except that any Excessive Noise Work (as defined below) may only be performed during hours other than Ordinary Business Hours, if such Excessive Noise Work during Ordinary Business Hours would unreasonably interfere or disturb other tenants’ or occupants’ use or occupancy of their respective premises in the Building. “Excessive Noise Work” shall mean the Work creating excessive noise or vibration, including, without limitation, the portion of any Work involving (i) demolition; (ii) cutting, trenching, chopping, drilling, or perforating of floor slabs; or (iii) shooting fasteners into slab, floor, or over-head. Any Excessive Noise Work shall be restricted to hours approved by Landlord and all such movement shall be under the supervision of Landlord by prearrangement before performance. Tenant assumes all risk of damage of said articles being moved through the Building and any injury to persons or public engaged or not engaged in such moving. Any handtrucks, carryalls, or similar appliances used for delivery or receipt of merchandise or equipment shall be equipped with rubber tires, sideguards, and other safeguards as Landlord shall reasonably require.
(ii)Tenant and its contractors must not make nor permit to be made any unseemly or disturbing noises that unreasonably interfere with occupants of the Building, the New Premises or those having business with other tenants whether by the noise from equipment and installations, use of any musical instrument or loud talk.
(iii)Tenant will indemnify Landlord from and against any materialman and mechanics’ liens in accordance with Section 13 of the Original Lease and shall otherwise comply with the provisions of Section 13 of the Original Lease with respect to any construction liens.
(iv)Tenant and its contractors must observe all rules and regulations of Landlord which are attached hereto as Exhibit B.
(v)Tenant shall use only new, first-class materials in the Work. All of the Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least six (6) months duration from the completion of the Work against defects in workmanship and materials on all work performed and equipment installed in the New Premises as part of the Work.
(vi)Upon not less than twenty-four (24) hours’ written notice (or by email to (i) Tenant’s Project Manager (jon.micheel@cbre.com), (ii) Tenant’s general contractor (email address to be provided), and (iii) Tenant (notices@redwoodtrust.com)) to Tenant and Tenant’s failure to cure such matter within such 24-hour period, Landlord shall have the right to order Tenant or any of Tenant’s contractors who violate the requirements imposed on Tenant or Tenant’s contractors in performing work to cease work and remove its equipment and employees from the Building (a “Cease Order”) to the extent Landlord determines in good faith that such violation is likely to have a material adverse effect on the Building systems, structure or operations, the safety of the Building’s occupants, or to otherwise create any other type of hazardous condition, which Cease Order shall remain effective until such time as the violation which is the subject thereof has been cured. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations herein set forth.
(vii)Tenant shall permit access to the New Premises, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all reasonable times during the period in which the Work is being constructed and installed and following completion of the Work, provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s business operations in the New Premises and the Work then being performed.
(g)Miscellaneous. Approval by Landlord’s architects or engineers does not constitute approval by Landlord. Any approval by Landlord or Landlord’s architects or engineers of any of Tenant’s drawing, plans, or specifications which are prepared in connection with construction of the Initial Improvements or other improvements in the New Premises shall not in any way constitute a representation or warranty of Landlord as to the adequacy of sufficiency of the drawings, plans or specifications. Failure by Tenant to pay any amount when due under this Amendment or the failure by Tenant to perform any of its other obligations under this Agreement shall be an Event of Default under the Lease (subject to the same notice and cure provisions as provided in the Lease), entitling Landlord to all of its remedies under the Lease following any uncured Event of Default. As used in this Section 9, “including” means “including without limitation.”
(h)Landlord's Violation. Notwithstanding anything to the contrary set forth elsewhere in this Lease, if any noted violation of any applicable law, ordinance or governmental regulation (including, without limitation, the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder) which is not caused by Tenant's acts or omissions (or the acts or omissions of Tenant's agents, contractors, and/or employees) (herein called a "Landlord's Violation") shall actually delay (or prevent) Tenant from obtaining any governmental permits, consents, approvals or other documentation required by Tenant for the performance of any Work or to occupy the New Premises, then, upon the giving of notice by Tenant to Landlord of such prevention or delay and of the applicable Landlord's Violations, Landlord shall promptly commence and thereafter diligently prosecute to completion the cure and removal of record of such Landlord's Violations. In the event that Tenant is prevented or delayed from obtaining any permits, consents, approvals or other documentation required by Tenant for the performance of any Work or to occupy the New Premises as a result of a Landlord's Violation, then Base Rent and additional Rent shall abate for one (1) day for each day of such delay until Landlord cures such Landlord's Violation.
9.Condition of Building, Current Premises. Tenant and Landlord acknowledge and agree that, as of the Effective Date, Tenant is presently in possession of the Current Premises and the Current Premises are in a good and sanitary order, condition, and repair, acceptable to Tenant. Tenant shall be conclusively deemed to have accepted the New Premises in its “AS-IS”

condition existing on the Effective Date, subject to latent defect and Landlord’s obligation to deliver the New Premises in the condition set forth in this Section 10. Tenant expressly acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty other than those in the Original Lease with respect to the New Premises or the Building, or with respect to the suitability of any part of the same for the conduct of Tenant’s business. Landlord shall not have any obligation to construct or install any improvements or alterations or to pay for any construction or installation in, to, or on the New Premises, other than the demising wall shown on Exhibit A, which shall be installed by Landlord at Landlord’s cost and expense, prior to the Extension Commencement Date (the “Landlord’s Demising Wall Work”). Landlord shall coordinate with Tenant and use reasonable efforts (which shall not require the use of overtime or premium labor except as provided below) to minimize interference with Tenant’s access to and use and occupancy of the New Premises in performing the Landlord’s Demising Wall Work and shall perform the Landlord’s Demising Wall Work diligently and in a good workmanlike manner and in compliance with applicable laws. Notwithstanding the foregoing, Landlord, at its expense shall perform any portions of the Landlord’s Demising Wall Work during hours other than Ordinary Business Hours if the work in question (i) includes any Excessive Noise Work, (ii) results in a denial of reasonable access to the New Premises; (iii) interferes in any material respect with the ordinary conduct of Tenant’s business in the New Premises, or (iv) involves a material interruption in any essential services during Ordinary Business Hours that serve the New Premises.
10.Brokers. Tenant and Landlord each represents that it did not deal with any broker or finder in connection with this Amendment other than John Marold of CBRE, Inc. (“Landlord’s Broker”), and Frederic de Loizaga of CBRE, Inc. and Aaron Wright of Cushman & Wakefield (collectively “Tenant’s Broker”). Landlord shall indemnify Tenant against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Landlord or its agents or representatives in connection with this Amendment. Tenant shall indemnify Landlord against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Tenant or its agents or representatives. The parties’ liability under this Section 11 shall survive any expiration or termination of the Lease.
11.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Lease.
12.Estoppel. Tenant hereby acknowledges and confirms that, as of the date hereof and to Tenant’s knowledge, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

13.Interpretation. As used in this Amendment, the word “including” is not exclusive and means “including, without limitation” unless used with specific terms of exclusion. The word “party” means one of Landlord or Tenant, and “parties” means both, unless the context specifically indicates that reference to a third party is intended. References to sections or exhibits mean the sections of this Amendment and exhibits attached to this Amendment, unless the reference specifies another document.
14.Miscellaneous. The parties have read this Amendment and have received the advice of legal counsel with respect to this Amendment or have had the opportunity to receive legal advice, and they have freely and voluntarily entered into this Amendment. This Amendment embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Lease. This Amendment cannot be modified except by a writing signed by both parties.
15.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by both of the parties as provided in this Section 16, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. This Amendment is not an offer to lease and cannot be accepted by performance or otherwise rendered effective in any manner other than in accordance with this Section 16. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval.
[The remainder of this page is intentionally blank; signatures follow.]

Signed by the parties on the dates stated below:

Landlord:	Tenant:

ARTIS HRA Inverness Point, LP	Redwood Trust, Inc., a Maryland corporation
a Delaware limited partnership

By: ARTIS HRA Inverness Point GP, LLC,	By: /s/ ANDREW STONE
a Delaware limited liability company,	Print Name: Andrew Stone
General Partner	Its: Executive Vice President & General Counsel

By: /s/ BRUCE BACKSTROM	Date: July 22, 2020
Bruce Backstrom, Authorized Signatory

Date: July 23, 2020

EXHIBIT A
DEPICTION OF THE NEW PREMISES AND THE SURRENDER PREMISES
[See attached] [NOTE TO DRAFT: DEPICTION SHOWN BELOW TO BE INSERTED AS CLEAN STANDALONE PDF PAGE IN EXECUTION VERSION OF LEASE.]

EXHIBIT B
CONTRACTOR RULES AND REGULATIONS
Artis HRA Inverness Point, LP
8310 South Valley Highway
CONTRACTOR INFORMATION,
RULES AND REGULATIONS

All general contractors, subcontractors, suppliers, vendors, etc. shall be immediately advised of the following rules concerning their proper conduct within the building. It is the general contractor’s responsibility to ensure that their subcontractors read and understand these rules and regulations. Ignorance of these rules is neither a waiver of liability nor responsibility.

1.Contractor will perform all work according to Douglass County codes and will pull a permit from the Douglas County when required.

2. Contractor must provide the management office with a list of after hours/emergency contact names and phone numbers for 24-hour notification during the length of the construction job.

3.Inform the management office in writing of construction start and completion dates. Provide the management office with a construction schedule and a list of subcontractors, contact names, and phone numbers. Contractors and subcontractors will be required to sign out a “contractor” badge from building management office and must wear the badge in plain sight while in or around the building. Contractor is responsible for all badges issued and will be charged for replacement if not returned.

4.Contractors and their subcontractors must have current Certificates of Insurance with Artis HRA Inverness Point, LP and Hannay Realty Advisors listed as certificate holder and additional insured on file in the management office prior to commencement of any work. Maintenance of current certificates on file with the building management office will be the sole responsibility of the contractor.

5.Insurance Requirements: All contractors performing work in, on, or on behalf of the property, its Landlord, or Tenants shall be subject to the following minimum insurance requirements –

•General Liability - $2,000,000 general aggregate
•Automobile Liability - $1,000,000 combined single limit
•Excess Liability - $1,000,000 each occurrence & aggregate
•Workers Comp./Employee Liability – in compliance with statutory limits

6.All work of the contractor must be conducted within the confines of government health and safety standards. Any injury accidents requiring medical attention must be reported to the Management Office.

7.Contractor must have a minimum 10 lb. ABC fire extinguisher on the construction site at all times.

8.All flammable, combustible, and toxic materials are to be stored in approved containers supplied by the contractor at all times. No gasoline-powered devices will be permitted within the building. All equipment will be electrically operated. All hazardous materials must be removed by the Contractor according to EPA and OSHA guidelines upon completion of the project.

9.No one shall be allowed to endanger the building or its occupants in any manner whatsoever. Contractor shall immediately correct any hazardous conditions. If contractor fails to correct the hazardous condition, 8310 S. Valley Highway Management reserves the right to correct the situation at contractor’s expense.

10.Access to any construction job site is restricted to the general contractor and their subcontractors. All unauthorized persons will be asked to leave the job site.

11.Deliveries: Large deliveries must be arranged in advance through the property management office (303-799-0979) before 8:00 a.m. and after 6:00 p.m., or on weekends. All deliveries will be received through the garage unless otherwise specified by the property management office. The garage entrance is off the East side of the building. Access must be coordinated with property management and/or the building engineer.

12.Vehicles left in the parking garage or parking lot without prior authorization will be towed at owner’s expense.

13.Dumpster: A construction dumpster is not provided. The individual contractors are responsible for removal of trash from the job site. If a dumpster is required, the individual contractor is responsible for scheduling the delivery of a dumpster. The location and delivery of roll-off dumpsters for construction debris must be coordinated in advance through the property management office. Contractors will be responsible for maintaining a clean area around such dumpsters for the duration of the project. Dumpster must be set up on plywood in the parking lot, damaged occurred to the asphalt will be the contractors responsibility.

14.Freight elevator: Access to the office tower is strictly limited to use of the freight elevator and includes, but is not limited to, delivery and removal of materials and equipment. Materials and equipment may not be brought in or taken out through the public lobbies. The passenger freight elevator may be used before 8:00 am, after 6:00 pm and on weekends;

however, other deliveries and delivery personnel must be accommodated during certain hours of the work week days.

15.Any activity that would adversely affect the business of tenants (loud noises or music, core or hammer drilling, fumes, or any system shutdowns) must be conducted during non-building hours and must be coordinated in advance with the management office for after hours access clearances.

16.Proper floor, wall, door frame and other protections are expected to be provided and maintained for large deliveries of materials, for entrances to construction areas, and common areas located between the freight elevator and construction areas. Construction paths across common areas and/or lobbies must be kept clean at all times and such cleaning will be the responsibility of construction contractor. Safety measures for slip/trip precautions are the responsibility of the contractors.

17.Any work affecting the fire and life safety systems must be coordinated at least 24 hours in advance through the property management office. The Management must be contacted prior to doing fire alarm or sprinkler work. The Building Engineer on duty will be contacted for authorization to bypass alarm systems. Smoke detection devices must be bagged for the duration of any work that may create dusty conditions that could set off an alarm. Detection devices will be un-bagged and rendered 100% operational at the conclusion of each workday and over weekends. Any modifications or additions to the fire system must be checked with the building fire system contractor and acceptance of such work will be subject to their approval.

18.Building return air shafts (and Fan Powered Boxes, where applicable) must be protected under dusty conditions by the use of a suitable filter media. Installation and removal of such media should be coordinated through the property management office. Fan Powered Box filters will be replaced at end of job, within scope of contractors work. Proper dust control measures must be used and maintained at all times. All sanding operations require a HEPA filtration device(s) at all times.

19.Painting, varnishing, and any processes that involve petroleum or solvent-based chemicals may not be performed during normal working hours. Latex or water-based processes may be reviewed on a case by case basis for application during normal working hours.

18.X-Rays or GPS are required for all core drilling, regardless of location. Core drilling, X-rays or GPS must be performed before 5:00 a.m., after 7:00 p.m., or on weekends and should be coordinated in advance through the property management office. Certain types of demolition and the use of powder-actuated tools should be coordinated through the management office to minimize conflicts with other tenants in adjacent spaces or floors.

19.After-hours access to tenant spaces or secure floors will require written authorization from the tenant before access will be granted. Security escort will be needed at tenants request and paid for by vendor.

20.No equipment or materials are to be stored outside the confines of the specific construction area without written permission from the management office.

21.Notify the Management Office in the event that material or equipment specific to your construction is missing. Any unauthorized removal of material will be prosecuted.

22.The building does not loan out ladders, tools, or vacuum cleaners.

23.Storage is not permitted in the electrical/telephone closets.

24.All construction debris shall be removed on a timely basis and shall not be allowed to produce a fire hazard. If contractor fails to keep the premises clean, Management reserves the right to remove the debris at the contractor’s expense.

25.Existing window blinds should be pulled to the top of the window and covered in plastic for duration of the job.

28.Retail construction areas must utilize paper window coverings at all times during the construction process.

29.Tenant telephone equipment may not be installed in the building telephone closets. Tenant telephone equipment must be installed within the tenant’s leased premises. Please notify the management office if tenant communications equipment is planned for installation in the building telephone closet. All penetrations are to be fire stopped by vendor. NO EXCEPTIONS.

29.Absolutely NO SMOKING will be allowed inside the building or within the construction area. Construction workers may utilize the designated indoor or outdoor smoking areas and should not loiter around the building lobby or entrances.

30.NO RADIOS, television sets, or recorded music will be allowed on the construction site.

31.At the completion of the job, deliver any warranty information, as-built drawings, air balance reports, and a copy of the Certificate of Compliance to the 1700 Broadway Management Office.

If further information is needed, please contact the MDC Realty Advisors’ management office (303-799-0979).

Contractor/Vendor Signature verifying this has been read and will adhere to. DATE